Exhibit 4.ii(a)

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 23, 1996 is by and between Freeport-McMoRan Resource Partners, Limited Partnership, a Delaware limited partnership (the “Issuer”), and The Chase Manhattan Bank, formerly known as Chemical Bank, as trustee (the “Trustee”), to the SENIOR INDENTURE, dated as of February 1, 1996 (the “Original Indenture”), between the Issuer and the Trustee (the “Original Indenture, as supplemented by the First Supplemental Indenture between the Issuer and the Trustee dated as of February 14, 1996 (the “First Supplemental Indenture”) and by this Supplemental Indenture, is referred to herein as the “Indenture”).

WITNESSETH:

WHEREAS, the Issuer has duly issued a series of Securities under the Indenture, known as its “7% Senior Notes due 2008” (the “Senior Notes”);

WHEREAS, the Issuer has duly authorized the execution and delivery of this Supplemental Indenture to amend certain provisions of the Indenture and the First Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement according to its terms have been done.

NOW, THEREFORE:

In consideration of the premises, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Senior Notes as follows:

ARTICLE 1

DEFINITIONS

1.1 Unless otherwise defined herein or the context of this Supplemental Indenture otherwise requires, all terms used in this Supplemental Indenture which are defined in the Original Indenture shall have the meanings assigned to them in the Original Indenture.

ARTICLE 2

MISCELLANEOUS PROVISIONS

2.1 For the purposes of the Senior Notes, and solely for the benefit of the Holders thereof, Article Eleven of the Original Indenture shall be amended by replacing Section 11.1 of the Original Indenture with the following:

“11.1 Limited Partners of the Issuer, Incorporators, Stockholders, Officers and Directors of the Issuer’s Partners Exempt from Individual Liability. No recourse under or upon any obligation, covenant or agreement contained in this Indenture, or in any Security, or because of any indebtedness evidenced thereby, shall be had against (i) any limited partner, as such, of the Issuer or (ii) any past, present or future incorporator, stockholder, officer or director, as such, of any partner of the Issuer, in the case of both (i) and (ii), either directly or through the Issuer, a partner of the Issuer or any successor to either of the foregoing, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Securities by the Holders thereof and as part of the consideration for the issue of the Securities.”

This amendment shall apply only to the Senior Notes except to the extent made specifically applicable to any other series of Securities by the Board Resolutions, Officer’s Certificate or the supplemental indenture establishing such series of Securities as provided for in Section 2.3 of the Original Indenture.

2.2 For purposes of the Senior Notes, and solely for the benefit of the Holders thereof, Section 2.1 of the First Supplemental Indenture shall be amended by deleting the final paragraph thereof. This amendment shall apply only to the Senior Notes except to the extent made applicable to any other series of Securities by the Board Resolutions, Officer’s Certificate or supplemental indenture establishing such series of Securities as provided for in Section 2.3 of the Original Indenture.

IN WITNESS WHEREOF the parties hereto have caused this Second Supplemental Indenture to be duly executed, and the appropriate corporate seals to be hereunto affixed and attested, all as of the date first above written.

FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP

		By:	FREEPORT-McMoRan Inc. (Administrative Managing General Partner)

		By:	/s/ Robert H. Wohleber
Robert H. Wohleber
Senior Vice President

[CORPORATE SEAL] Attest:

By:	/s/ Illegible
Title: Secretary

THE CHASE MANHATTAN BANK, as Trustee

		By:	/s/ P. J. Gilkeson
Name: P. J. GILKESON
Title: VICE PRESIDENT

[CORPORATE SEAL] Attest:

By:	/s/ Illegible
Title: Senior Trust Officer

STATE OF LOUISIANA	)
) ss:
PARISH OF ORLEANS	)

On this 23rd of December, 1996, before me personally came Robert H. Wohleber, to me personally known, who, being by me duly sworn, did depose and say that he resides at 1615 Poydrus, New Orleans LA, that he is the Senior Vice President of FREEPORT-McMoRan Inc., one of the corporations which executed the above instrument in its capacity as Administrative Managing General Partner of Freeport-McMoRan Resource Partners, Limited Partnership; that he knows the corporate seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

[NOTARIAL SEAL]

/s/ Douglas N. Currault II
Notary Public

DOUGLAS N. CURRAULT II
NOTARY PUBLIC
Parish of Orleans, State of Louisiana
My Commission is issued for Life.

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

On this 24TH of December, 1996 before me personally came P. J. GILKESON, to me personally known, who, being by me duly sworn, did depose and say that he resides at 452 Delafield Ave. Staten Island, NY 10310, that he is a Vice President of The Chase Manhattan Bank, one of the corporations which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

[NOTARIAL SEAL]

/s/ Annabelle DeLuca
Notary Public

ANNABELLE DeLUCA
Notary Public, State of New York
No. 01DE5013759
Qualified in Kings County
Certificate Filed in New York County
Commission Expires July 15, 1997